Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (the “Agreement”) is made by and between Federal Home Loan Bank of Dallas (the “Bank”) and Michael Sims (the “Executive”) (collectively, the “Parties”).
WHEREAS, the Executive has been employed by the Bank for 24 years;
WHEREAS, the Executive has most recently been employed as the Bank’s Chief Financial Officer and Executive Vice President - Finance;
WHEREAS, the Executive entered into an Executive Employment Agreement with the Bank on November 20, 2007 (the “Employment Agreement”);
WHEREAS, the Executive voluntarily resigned from the Bank effective May 13, 2014;
WHEREAS, the Parties wish to resolve amicably the Executive’s separation from the Bank, and in lieu of any amount and benefits that might otherwise be payable to Executive under his Employment Agreement, establish the terms of the Executive’s separation arrangement;
NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.Separation Date. The Executive’s effective date of resignation from the Bank is May 13, 2014 (the “Separation Date”). The Executive hereby resigns as of the Separation Date from all positions with the Bank.
2.Separation Pay and Repayment. In consideration of the Executive’s execution of this Agreement, the Bank will pay to the Executive $65,000, less all applicable taxes and withholding, as Separation Pay. Such amount is the equivalent to three months’ base salary of the Executive as of the Separation Date ($100,000), less a $35,000 deduction that represents a previously-agreed upon repayment by the Executive to the Bank. The Separation Pay will be paid in one lump-sum payment within ten (10) days after the Executive’s execution, non-revocation and timely return of this Agreement. There shall be no other payments or benefits to the Executive other than those which have vested as of the Separation Date and those set forth herein.
3.Outplacement Services. In consideration of the Executive’s execution of this Agreement, the Bank shall provide to the Executive outplacement and career assistance services through an outplacement firm of the Bank’s choosing. Such services shall be provided at the Bank’s expense for a period of three (3) months, so long as the Executive is actively and diligently cooperating with the outplacement firm and using diligent efforts to obtain other employment. If the Executive wishes to utilize such outplacement services beyond the initial three (3) month period, the Executive is free to do so at his sole cost and expense. All amounts due and payable in connection with the services provided hereunder shall be billed directly to the Bank and paid by the Bank directly to the outplacement firm (subject to the time limit set forth above). The Executive shall not be entitled to be paid any amounts directly with respect to outplacement services, even if the Executive fails to utilize the outplacement services made available by the Bank. The use of the outplacement services must occur within the six month period immediately following the Executive’s Separation Date. All obligations of the Bank with respect to outplacement services shall cease immediately upon the acceptance by the Executive of new employment or upon the Executive’s failure to actively and diligently cooperate with the outplacement firm.
4.Confirmation of Certain Benefits. The Bank confirms that all vested monies under the following plans shall not be modified, diminished or cancelled by any act of the Bank or by any provision of this Agreement: (i) Pentegra Defined Benefit Plan for Financial

Institutions, (ii) Pentegra Defined Contribution Plan for Financial Institutions which includes the 401(k), (iii) Consolidated Deferred Compensation Plan, and (iv) Special Nonqualified Deferred Compensation Plan (the supplemental executive retirement plan or "SERP") Group 1. Additionally, the Bank will allow the Executive to remain in the Bank's Health Care Benefits Plan (the "Plan") through December 31, 2014. The Executive will be responsible for deductibles, coinsurance, and non-covered health care expenses associated with the Plan, and will also be responsible for employee premiums beginning September 1, 2014. Should the Executive become covered under another group health insurance plan prior to December 31, 2014, the Executive shall cancel the coverage on the first day of the next calendar month (or at such time as to avoid a gap in coverage) by providing the Bank with written notice to cancel his participation in the Bank's Plan. If the coverage remains in force through December 31, 2014, the Executive has 60 days to elect to continue medical and dental coverage under the Bank's Plan in accordance with the continuation requirements of COBRA, for the applicable time period allowable under COBRA, at his own expense.
5.Release. In consideration of the Separation Pay set forth in Paragraph 2, which the Executive acknowledges he would not otherwise be entitled to receive, the Executive hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Bank, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements (other than the Indemnification Agreement described in Section 12), promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which the Executive ever had or now has against any or all of the Released Parties, including, but not limited to, those claims arising out of the Executive’s employment with and/or separation from the Bank, including, but not limited to, all claims under his Employment Agreement, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §621 et. seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000e et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., Executive Order 11246, and Executive Order 11141, all as amended; all claims arising out of the Texas Commission on Human Rights Act, Tex. Lab. Code Ann. § 21.001 et seq., Tex. Lab. Code Ann. § 21.055 et seq. (Texas whistleblower protection law), all as amended, all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract (including, without limitation, all claims arising out of or related to the Employment Agreement); all claims to any non-vested benefits, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of the Executive’s employment with and/or separation from the Bank (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above.
6.Acknowledgements. The Executive acknowledges that he has been given the opportunity to have at least twenty-one (21) days to consider this Agreement, and has voluntarily waived such notice period. The Executive further acknowledges that the Bank is hereby advising the Executive to consult with an attorney of his own choosing prior to signing this Agreement and the Executive has consulted with an attorney of his own choosing. The Executive understands that he may revoke this Agreement for a period of seven (7) days after he signs this Agreement, and the Agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. The Executive also understands that all payments to be made by the Bank under this Agreement are subject to the prior approval of the Bank's regulator, the Federal Housing Finance Agency, under applicable executive compensation regulations.
7.Continuing Obligations. The Executive acknowledges and reaffirms his obligation to keep confidential and not to use or disclose all non-public information concerning the Bank and its members, customers and employees that he acquired during the course of his employment with the Bank, as stated more fully in Section 9 of the Employment Agreement which remains in full force and effect. Notwithstanding that Executive has resigned, Executive agrees that because he is receiving Separation Pay, the non-competition and non-solicitation of members obligations set forth in Sections 11 and 12 of the Employment Agreement shall apply and remain in full force and effect for a period of three (3) months from the Separation Date and the non-solicitation of employees obligations set forth in Section 13 shall apply and remain in full force and effect for a period of one (1) year. In addition, the Executive acknowledges that the confidentiality obligations under Section 1 of the Key Executive Non-Solicitation and Non-Disclosure Agreement under the Bank's Long Term Incentive Plan dated as of April 11, 2014 (the "LTIP Agreement") and the non-solicitation obligations set forth in Section 2 of the LTIP Agreement shall also apply and remain in full force and effect for a period of twelve (12) months from the Separation Date.

8.Return of Bank Property. The Executive confirms that, within five (5) days after the Executive's execution of this Agreement, he will return to the Bank in good working order all property set forth in Section 10 of the Employment Agreement (other than as noted in the next sentence) and any other Bank property that is in the Executive’s possession or control and has and will continue to leave intact all electronic Bank documents, including but not limited to those which the Executive developed or helped to develop during his employment. The Executive will be allowed to retain the iPad, iPhone and laptop computer received from the Bank and confirms that, upon the Bank's request, he will produce one or more of the devices to the Bank for any necessary processing or imaging. The Executive further confirms that he has cancelled all accounts for his benefit, if any, in the Bank’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.
9.Final Compensation. The Executive acknowledges that he has received payment in full for all services rendered in conjunction with his employment by the Bank, including payment for all wages and bonuses and that no other compensation is owed to him other than 35 hours of accrued, unused vacation (which is in addition to the Separation Pay, and shall be paid on the same day as the Separation Pay set forth in Section 2 is paid) and vested deferred compensation, in the following plans: (i) Pentegra Defined Benefit Plan for Financial Institutions, (ii) Pentegra Defined Contribution Plan for Financial Institutions which includes the 401(k), (iii) Consolidated Deferred Compensation Plan, and (iv) Special Nonqualified Deferred Compensation Plan (the supplemental executive retirement plan or "SERP") Group 1.
10.Cooperation. The Executive agrees that after the Separation Date he, through his counsel if the Executive so elects, will cooperate with any request by the Bank for factual information arising from or relating to his roles and responsibilities including, without limitation, requests for Confidential Information (as described in Section 9 of the Employment Agreement)

obtained by the Executive during his employment. The Executive agrees to direct his counsel to meet with the Bank, including its legal counsel, to facilitate his providing factual information to the Bank. The Executive agrees that, to the extent permitted by law, he will notify the Bank promptly in the event that he is served with a subpoena or is asked to provide a third-party with information concerning any investigation or actual or potential complaint or claim against the Bank.
11.Response to Inquiries. The Bank shall respond to inquiries from prospective employers by providing dates of employment and positions held.
12.Indemnification. The Executive remains eligible for indemnification and advancement of legal fees from the Bank pursuant to the terms of his Indemnification Agreement dated November 10, 2008, provided that he meets the requirements and complies with the procedures stated therein.
13.Amendment. This Agreement shall be binding upon the Parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the Parties hereto. This Agreement is binding upon and shall inure to the benefit of the Parties and their respective agents, assigns, heirs, executors, successors and administrators.
14.Waiver of Rights. No delay or omission by the Bank or the Executive in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Bank on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

15.Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.
16.Confidentiality. To the extent permitted by law, the Executive and the Bank understand and agree that the terms and contents of this Agreement and the contents of the negotiations and discussions resulting in this Agreement shall be maintained as confidential by the Executive and the Bank and their agents and representatives and shall not be disclosed to any third party except to the extent required by federal or state law including required securities filings, or as otherwise agreed to in writing by the Parties or as deemed necessary by the Bank for business reasons. Nothing herein shall prevent Executive from providing truthful testimony in connection with an investigation or legal proceeding of any kind.
17.Voluntary Assent. The Executive affirms that no other promises or agreements of any kind have been made to or with the Executive by any person or entity whatsoever to cause him to sign this Agreement, and that he fully understands the meaning and intent of this Agreement. The Executive states and represents that he has had an opportunity to fully discuss and review the terms of this Agreement with an attorney. The Executive further states and represents that he has carefully read this Agreement, understands the contents herein, freely and voluntarily assents to all of the terms and conditions hereof, and signs his name of his own free act.
18.Applicable Law. This Agreement shall be governed by the laws of the State of Texas without regard to conflict of laws provisions. The Executive hereby irrevocably submits to and acknowledges and recognizes the jurisdiction of the courts of the State of Texas, or if appropriate, a federal court located in the State of Texas (which courts, for purposes of this Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Agreement or the subject matter hereof.
19.Tax Acknowledgement. In connection with the payments and consideration provided to the Executive pursuant to this Agreement, the Bank shall withhold and remit to the tax authorities the amounts required under applicable law, and the Executive shall be responsible for all applicable taxes with respect to such payments and consideration under applicable law. The Executive acknowledges that he is not relying upon the advice or representation of the Bank with respect to the tax treatment of any of the payments or benefits set forth in Paragraph 2 of this Agreement.
20.Section 409A. The payments under this Agreement are intended to comply with, or be exempt from, the provisions of Section 409A of the Internal Revenue Code of 1986 and this Agreement shall be administered and construed accordingly.
21.Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the Parties hereto with respect to the Executive’s Separation Benefits and the settlement of claims against the Bank and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. Nothing in this Paragraph, however, shall modify, cancel or supersede the Executive’s obligations set forth in Paragraph 5 above.
22.Recital Paragraphs. The recital paragraphs at the beginning of this Agreement are incorporated by reference as if fully set forth herein.

23.Counterparts. This Agreement may be executed in two (2) signature counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the Parties have freely and voluntarily entered into this Agreement effective as of the date set forth below.

/s/ Michael Sims	Date:	May 29, 2014
Michael Sims
Federal Home Loan Bank of Dallas
/s/ Sanjay Bhasin	Date:	May 28, 2014
Sanjay Bhasin President and Chief Executive Officer